Exhibit 23.6

Consent

Feline Culture Holdings Limited (the “Company”) has filed a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering of Class A ordinary shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Mengting Li
Name:	Mengting Li
Date:	February 6, 2026